EXHIBIT 99.1

First Cash Reports Record Third Quarter Earnings; EPS Growth of 21% Exceeds Estimates on Strong Revenues, Raising Full Year 2009 Guidance

ARLINGTON, Texas, Oct. 20, 2009 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced revenue, net income and earnings per share for the quarter ended September 30, 2009. The Company reported record third quarter fully-diluted earnings per share from continuing operations of $0.35, a 21% increase over prior year earnings, which exceeded the consensus forecast. In addition, the Company announced that it is increasing guidance for full year earnings from continuing operations to a range of $1.37 to $1.39 per share.

Earnings per Share

 -- Diluted earnings per share from continuing operations for the third quarter of 2009 were $0.35, an increase of 21%, compared to
    $0.29 in the third quarter of 2008.  Net income from continuing operations for the third quarter increased by 22% to $10.6 million, compared to $8.7 million in the prior-year quarter.

 -- Year-to-date diluted earnings per share from continuing operations were $0.98, compared to $0.91 in the prior-year nine month period.  Net income from continuing operations for the nine months ended September 30, 2009 was $29.6 million, compared to $27.6 million in the prior year.

 -- Total diluted earnings per share, including income from
    discontinued operations, were $0.39 for the third quarter of 2009 and $1.15 year-to-date.  Earnings per share from
    discontinued operations were $0.04 for the third quarter of 2009 and $0.17 year-to-date, primarily the result of strong cash collections of Auto Master customer receivables held by the
    Company as a discontinued asset.

Revenue Highlights

 -- Revenue from continuing operations for the third quarter of 2009 was $94.6 million, compared to $83.8 million in the same quarter of 2008.  Consolidated revenue increased by 20% on a constant currency basis, determined by applying the currency exchange rate from the third quarter of the prior year to the current quarter's
    Mexican peso results. Year-to-date revenue on a constant currency basis increased by 16%. Pawn-related revenue represented 82% of year-to-date total revenue.

 -- On a constant currency basis, Mexico pawn revenue grew by 38% for the quarter and 35% year-to-date.  U.S. pawn revenue, which is derived from a significantly more mature store base, increased 12%
    for the quarter and 6% year-to-date over the prior year.  Payday loan and credit services revenue in the U.S. decreased by 5% for the quarter and 8% year-to-date, primarily the result of the Company's planned contraction of unit growth, increased competition and general economic conditions. Revenue from non-Texas short-term/payday loan products comprised only 6% of consolidated year-to-date revenue, while revenue from Texas-based credit services products represented only 11%
    of the total.

 -- Same-store sales increased by 9% for the quarter and 6% year-to-
    date, on a constant currency basis, in the Company's U.S. and
    Mexico pawn stores. Same-store sales declined by 8% for the quarter and 14% year-to-date in the Company's U.S. short-
    term/payday loan stores for the reasons previously identified.

 -- The increases in pawn revenue are being driven by strong loan portfolio growth in the U.S. and Mexico coupled with exceptionally strong retail sales in Mexico.  Sales of scrap jewelry increased by 18% for the quarter and 9% year-to-date.

Key Profitability Metrics

 -- Consolidated store-level operating margins were 28% for the trailing twelve months, consistent with the prior-year comparative period.

 -- Return on equity for the trailing twelve months was 23%, compared to 20% for the comparable prior-year period.

 -- The Company continued to experience significant acceleration of growth in pawn receivable balances during the third quarter, with year-over-year increases of 17% in the U.S. and 21% in Mexico.  On a constant currency basis, pawn loans grew by 38% in Mexico and
    27% overall.

 -- The gross margin on retail pawn merchandise sales was 42% for the quarter and 43% year-to-date, compared to prior-year margins of
    45% for the quarter and year-to-date, which was reflective of the current consumer retailing climate.  Margins on wholesale scrap jewelry sales were 33% for the quarter and 36% year-to-date, compared to prior-year margins of 36% and 38%, respectively.
    While the year-to-date average spot price of gold increased less than 4% during the first nine months of the year, the Company expects that the recent increase in gold prices will positively impact scrap revenue beginning in the fourth quarter.  Inventory turns improved for the trailing twelve months, to 4.1x, compared to 3.6x during the previous twelve-month period.

 -- The year-to-date short-term/payday loan credit loss provision improved to 25% of related loan revenue, compared to 27% in the prior year.  During the current quarter, the provision was 30%, which was consistent with the prior year.

New Locations

 -- A total of 15 new store locations were added during the third quarter of 2009, all of which were pawn store openings in Mexico.

 -- With a total of 45 year-to-date pawn store openings in Mexico, the
    Company is on pace to meet its target of 55 to 60 new pawn store openings in Mexico during 2009.  The Company now operates 314 total store locations in Mexico, a 30% increase in the year-over-
    year store count.

 -- Three U.S. pawn stores have been added in 2009.  The Company now operates a total of 97 U.S. pawn stores.

 -- In total, the Company operated 553 total stores as of September
    30, 2009, a net store count increase of 17% over the past twelve months.

Financial Position & Liquidity

 -- Earnings before interest, taxes, depreciation and amortization
    ("EBITDA") from continuing operations totaled $75.5 million for the trailing twelve months, an increase of 9% over the comparable prior-year period.  The EBITDA margin for the trailing twelve months was 21%.  A detailed reconciliation of this non-GAAP financial measure is provided elsewhere in this release.

 -- The Company reduced outstanding interest-bearing debt by $31 million, or 37%, during the first three quarters of 2009.  The outstanding balance on the Company's bank credit facility, which matures in April 2010, was $43.0 million at quarter end.

 -- Free cash flow (defined as cash flow from continuing and discontinued operations, reduced by purchases of property and equipment and net cash outflow from pawn and short-term/payday loan customer receivables) for the trailing twelve months ended
    September 30, 2009 was $43.8 million, a significant increase over the comparable $9.3 million in the prior year.  A detailed reconciliation of this non-GAAP financial measure is provided elsewhere in this release.

Foreign Currency

 -- The average value of the Mexican peso to the U.S. dollar decreased from 10.3 to 1 in the third quarter of 2008 to 13.3 to 1 in the current quarter.  Year-to-date, the exchange rate averaged 13.7 to
    1, compared to 10.5 to 1 in the prior year.

 -- While the weakening of the Mexican peso negatively affected the translated dollar-value of peso-denominated revenue from Mexico stores located in the interior of the country, the Company benefited from the translation of peso-denominated expenses across all stores in Mexico, in the form of lower reported expenses on a
    U.S. dollar basis.  As a result of this and other natural currency hedges maintained by the Company, the impact of the currency rate fluctuation on third quarter and year-to-date net income and earnings per share was minimal.

Discontinued Operations

 -- After-tax net income from the discontinued Auto Master operation during the third quarter was $1.4 million, or $0.04 per share, and
    $6.2 million, or $0.20 per share, year-to-date.  As previously reported, the Company discontinued its Auto Master buy-here/pay-
    here automotive operation in the third quarter of 2008 and subsequently sold the inventory and retail operations to a third party.  Under a related services agreement, the purchaser is collecting the Company's outstanding Auto Master customer notes receivable.  The earnings in 2009 from this discontinued operation reflect the excess of the amounts collected in the current year over anticipated collections based on the assumed liquidation fair value methodology utilized in the Company's third-quarter 2008 write-down of these same assets.  During the current quarter, the
    Company realized net cash collections of $5.2 million on these accounts and recorded a pre-tax benefit of approximately $3.6 million from these cash collections as compared to the estimated fair value of the receivables carried on the Company's books.
    Year-to-date, the Company realized net cash collections of $18.4 million and a pre-tax benefit of approximately $12.2 million. The
    Company believes cash collections of these Auto Master receivables will generate additional positive results in the fourth quarter of
    2009, although at a declining rate compared to the first nine months of the year, as the receivable balances are collected or written-off.

 -- Consistent with the Company's strategy of regularly evaluating individual store profitability and market trends, the Company has closed certain underperforming short-term/payday loan stores.
    Accordingly, the Company completed the sale of eight short-
    term/payday loan stores in Michigan to another operator in the third quarter of 2009 and closed the remaining four stores in
    Michigan.  Year-to-date, the Company has disposed of a total of 23 stores through sale or closings, of which a significant majority have been accounted for as discontinued operations.  Associated with these store closings, the Company has incurred a total year-
    to-date charge to discontinued operations, net of tax, of $0.03 per share as a reduction against the $0.20 per share in year-to-
    date discontinued earnings from Auto Master.  With the closing and disposition of these stores, the only remaining U.S. states where the Company has significant store-front short-term/payday loan operations are Texas, Illinois and California.

2009 Outlook

 -- The Company is increasing its 2009 guidance for diluted earnings from continuing operations to a range of $1.37 to $1.39 per share.
    Previous guidance was $1.36 to $1.38 per share.   The increased
    guidance range implies an estimated earnings growth rate of approximately 12% to 15% over the second half of fiscal 2009.

 -- The Company remains on target to open 60 new stores in Mexico and at least three new pawn stores in the U.S. during 2009.  The
    Company does not currently anticipate opening any new U.S. short-
    term/payday loan stores in the fourth quarter of 2009 or
    thereafter.

Commentary & Analysis

Rick Wessel, Chief Executive Officer of First Cash, commented on the Company's operating results, "We are pleased with our strong third quarter performance, as we continued to see significant acceleration of year-over-year revenue and earnings growth. Despite a still-challenging consumer economic environment, which has particularly dampened short-term/payday loan revenue, third quarter earnings grew by 21% on the continued strength of our core pawn businesses in both the U.S. and Mexico. We continued to experience significant growth in our fully collateralized pawn loan portfolio during the third quarter, which positions us well for continued revenue growth in the fourth quarter. As a result, we have increased our earnings guidance for 2009."

Regarding the Company's pawn operations in Mexico, Mr. Wessel noted, "With 45 store openings year-to-date, we are on target to meet our goal of 60 new pawn stores in Mexico for 2009. Importantly, the new stores opened this year, along with 64 stores opened and acquired last year, have generated early stage growth in pawn loan portfolios and profits at a record pace. In addition, we continue to identify significant opportunities for expansion into new, under-served markets in Mexico, which provides a clear pathway for continued short- and long-term expansion of our Mexico operations.

"The Company's already strong balance sheet should continue to improve as the significant free cash flow generated by the Company's operations and collection of the remaining Auto Master receivables are utilized to fund new store openings, grow pawn receivables and further reduce debt. The Company's pawn loan portfolio continues to perform at or above historical redemption rates and is fully-collateralized by customer property. Over half of the pledged collateral is in the form of gold jewelry. The strong cash flow and conservative balance sheet will allow the Company to further ramp up the number of new store openings and take advantage of additional strategic opportunities should they arise."

In summary, Mr. Wessel added, "We believe that our core pawn business is well-positioned for continued near- and long-term growth and profitability. We continue to see strong demand for pawn loans and value-priced consumer retail goods as many of our customers experience a shrinking availability of traditional consumer credit and diminished purchasing power. Our operating results this year, in the third quarter in particular, demonstrate clearly that our core, mature U.S. pawn business is extremely well-positioned to capitalize on these general economic market trends and conditions. Additionally, we expect the continued expansion and maturing of our large store base in Mexico to become an even greater source of revenue and profit growth for the foreseeable future. For all of these reasons, we remain extremely confident in our ability to generate significant near- and long-term earnings growth and value for our shareholders."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, income and losses related to discontinued operations, collections results, future tax benefits, expansion strategies, store openings, liquidity, cash flow, credit losses and related provisions, debt repayments, consumer demand for the Company's products and services, competition, regulatory risks, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term/payday loan businesses, credit services organizations, pawn businesses and buy-here/pay-here automotive businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in energy prices, changes in used-vehicle prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2008 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property, retail a wide variety of jewelry, electronics, tools and other merchandise, and in certain locations, provide other short-term loans and credit services products. The Company's short-term loan locations provide various combinations of short-term loan products, installment loans, check cashing, credit services and other financial services products. The Company owns and operates over 550 stores in eleven U.S. states and 19 states in Mexico.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index(R) and the Russell 2000 Index(R). First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

                         STORE COUNT ACTIVITY

 The following table details store openings and closings for the three and nine months ended September 30, 2009:

                                                  Mexico
                           U.S. Locations       Locations
                       ----------------------- -----------
                                                  Pawn/
                                   Short-Term  Short-Term
                           Pawn       Loan        Loan        Total
                          Stores     Stores      Stores     Locations
                       ----------- ----------- ----------- -----------

 Three Months Ended
  September 30, 2009
 -------------------
 Total locations,
  beginning of period          97         143         299         539
 New locations opened          --          --          15          15
 Locations acquired            --          --          --          --
 Discontinued short-
  term loan operations         --          (1)         --          (1)
                       ----------- ----------- ----------- -----------
 Total locations, end
  of period                    97         142         314         553
                       =========== =========== =========== ===========

 Nine Months Ended
  September 30, 2009
 -------------------
 Total locations,
  beginning of period          94         162         269         525
 New locations opened           1           3          45          49
 Locations acquired             2          --          --           2
 Locations closed or
  consolidated                 --          (1)         --          (1)
 Discontinued short-
  term loan operations         --         (22)         --         (22)
                       ----------- ----------- ----------- -----------
 Total locations, end
  of period                    97         142         314         553
                       =========== =========== =========== ===========

First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores in the U.S.

                   FIRST CASH FINANCIAL SERVICES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                            Three Months Ended      Nine Months Ended
                               September 30,          September 30,
                           ---------------------  --------------------
                              2009        2008       2009       2008
                              ----        ----       ----       ----
                                           (unaudited)
                             (in thousands, except per share amounts)

 Revenue:
  Pawn merchandise sales    $  56,097  $  47,814  $ 156,198  $ 137,372
  Pawn service fees            21,797     18,565     58,253     52,137
  Short-term loan and
   credit services fees        16,007     16,582     44,518     47,484
  Other                           745        832      2,449      2,739
                            ---------  ---------  ---------  ---------
                               94,646     83,793    261,418    239,732
                            ---------  ---------  ---------  ---------
 Cost of revenue:
  Cost of goods sold           34,313     27,795     92,894     78,481
  Short-term loan and
   credit services loss
   provision                    4,806      4,970     11,022     12,720
  Other                            62        107        192        291
                            ---------  ---------  ---------  ---------
                               39,181     32,872    104,108     91,492
                            ---------  ---------  ---------  ---------
 Net revenue                   55,465     50,921    157,310    148,240
                            ---------  ---------  ---------  ---------

 Expenses and other income:
  Store operating expenses     26,776     26,794     77,470     74,623
  Administrative expenses       9,059      7,647     24,742     21,565
  Depreciation and
   amortization                 2,581      2,590      7,542      7,814
  Interest expense                174         82        602        508
  Interest income                  (3)        (9)       (60)       (39)
                             --------   --------  ---------  ---------
                               38,587     37,104    110,296    104,471
                             --------   --------  ---------  ---------

 Income from continuing
  operations before
  income taxes                 16,878     13,817     47,014     43,769

   Provision for income
    taxes                       6,268      5,088     17,366     16,143
                            ---------  ---------  ---------  ---------
 Income from continuing
  operations                   10,610      8,729     29,648     27,626

   Income (loss) from
    discontinued
    operations, net of tax      1,364    (55,136)     5,119    (60,636)
                            ---------  ---------  ---------  ---------
 Net income (loss)          $  11,974  $ (46,407) $  34,767  $ (33,010)
                            =========  =========  =========  =========

 Basic income per share:
  Income from continuing
   operations               $    0.36  $    0.30  $    1.01  $    0.93
  Income (loss) from
   discontinued operations       0.04      (1.89)      0.17      (2.04)
                            ---------  ---------  ---------  ---------
  Net income (loss) per
   basic share              $    0.40  $   (1.59) $    1.18  $   (1.11)
                            =========  =========  =========  =========

 Diluted income per share:
  Income from continuing
   operations               $    0.35  $    0.29  $    0.98  $    0.91
  Income (loss) from
   discontinued operations       0.04      (1.83)      0.17      (2.00)
                            ---------  ---------  ---------  ---------
  Net income (loss) per
   diluted share            $    0.39  $   (1.54) $    1.15  $   (1.09)
                            =========  =========  =========  =========

 Weighted average shares
  outstanding:
  Basic                        29,801     29,235     29,466     29,685
  Diluted                      30,322     30,014     30,115     30,319

                  FIRST CASH FINANCIAL SERVICES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                             Sept. 30,        Dec. 31,
                                        -------------------   --------
                                          2009      2008        2008
                                          ----      ----        ----
                                            (unaudited)

                                                (in thousands)
            ASSETS
 Cash and cash equivalents              $ 18,552   $ 15,309   $ 29,006
 Service charges receivable                9,214      8,205      7,173
 Pawn receivables                         59,585     50,182     44,170
 Short-term loan receivables,
  net of allowance                         5,412      5,538      5,188
 Inventories                              38,410     33,781     28,738
 Other                                    10,982     47,678     14,120
                                        --------   --------   --------
   Total current assets                  142,155    160,693    128,395

 Property and equipment, net              45,999     42,831     41,648
 Goodwill and intangible
  assets, net                             75,986     53,237     75,191
 Other                                    14,396      9,500     20,109
                                        --------   --------   --------
   Total assets                         $278,536   $266,261   $265,343
                                        ========   ========   ========

     LIABILITIES AND STOCKHOLDERS' EQUITY
 Current portion of notes
  payable                               $  4,655   $  2,250   $  7,048
 Revolving credit facility                43,000         --         --
 Accounts payable and accrued
  liabilities                             19,295     15,329     23,660
 Other                                     9,592     12,193      2,110
                                        --------   --------   --------
   Total current liabilities              76,542     29,772     32,818

 Revolving credit facility                    --     73,500     68,500
 Notes payable, net of
  current portion                          5,919      2,250      9,389
 Other                                       999      8,336        186
                                        --------   --------   --------
   Total liabilities                      83,460    113,858    110,893

 Stockholders' equity                    195,076    152,403    154,450
                                        --------   --------   --------
   Total liabilities and
    stockholders' equity                $278,536   $266,261   $265,343
                                        ========   ========   ========

                    FIRST CASH FINANCIAL SERVICES, INC.
                          OPERATING INFORMATION

 The following table details the components of revenue for the three months ended September 30, 2009, as compared to the three months ended
 September 30, 2008 (unaudited, in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

                                                             Increase/
                   Three Months Ended                       (Decrease)
                      September 30,                          Constant
                 ---------------------                       Currency
                    2009       2008     Increase/(Decrease)   Basis
                    ----       ----     ------------------- ----------

 Domestic revenue:
   Pawn retail
    merchandise
    sales        $  15,792  $  14,930   $     862       6%       6%
   Pawn scrap
    jewelry sales    8,984      7,500       1,484      20%      20%
   Pawn service
    fees            10,080      8,667       1,413      16%      16%
   Short-term
    loan and
    credit
    services fees   14,977     15,710        (733)     (5)%     (5)%
   Other               714        830        (116)    (14)%    (14)%
                 ---------- ----------  ----------
                    50,547     47,637       2,910       6%       6%
                 ---------- ----------  ----------

 Foreign revenue:
   Pawn retail
    merchandise
    sales           20,590     16,134       4,456      28%      51%
   Pawn scrap
    jewelry sales   10,731      9,250       1,481      16%      16%
   Pawn service
    fees            11,717      9,898       1,819      18%      39%
   Short-term
    loan and
    credit
    services fees    1,030        872         158      18%      38%
   Other                31          2          29      --       --
                 ---------- ----------  ----------
                    44,099     36,156       7,943      22%      39%
                 ---------- ----------  ----------

 Total revenue:
   Pawn retail
    merchandise
    sales           36,382     31,064       5,318      17%      29%
   Pawn scrap
    jewelry sales   19,715     16,750       2,965      18%      18%
   Pawn service
    fees            21,797     18,565       3,232      17%      29%
   Short-term
    loan and
    credit
    services fees   16,007     16,582        (575)     (3)%     (2)%
   Other               745        832         (87)    (10)%     (9)%
                 ---------- ----------  ----------
                 $  94,646  $  83,793   $  10,853      13%      20%
                 ========== ==========  ==========

                    FIRST CASH FINANCIAL SERVICES, INC.
                     OPERATING INFORMATION (CONTINUED)

 The following table details the components of revenue for the nine months ended September 30, 2009, as compared to the nine months ended
 September 30, 2008 (unaudited, in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

                                                             Increase/
                   Nine Months Ended                        (Decrease)
                     September 30,                           Constant
                 ---------------------                       Currency
                    2009       2008     Increase/(Decrease)   Basis
                    ----       ----     ------------------- ----------
 Domestic revenue:
   Pawn retail
    merchandise
    sales        $  47,920  $  46,569   $   1,351       3%       3%
   Pawn scrap
    jewelry sales   22,321     19,969       2,352      12%      12%
   Pawn service
    fees            27,253     25,130       2,123       8%       8%
   Short-term
    loan and
    credit
    services fees   41,801     45,505      (3,704)     (8)%     (8)%
   Other             2,364      2,737        (373)    (14)%    (14)%
                 ---------- ----------  ----------
                   141,659    139,910       1,749       1%       1%
                 ---------- ----------  ----------

 Foreign revenue:
   Pawn retail
    merchandise
    sales           56,230     43,229      13,001      30%      53%
   Pawn scrap
    jewelry sales   29,727     27,605       2,122       8%       8%
   Pawn service
    fees            31,000     27,007       3,993      15%      36%
   Short-term
    loan and
    credit
    services fees    2,717      1,979         738      37%      61%
   Other                85          2          83      --       --
                 ---------- ----------  ----------
                   119,759     99,822      19,937      20%      36%
                 ---------- ----------  ----------

 Total revenue:
   Pawn retail
    merchandise
    sales          104,150     89,798      14,352      16%      27%
   Pawn scrap
    jewelry sales   52,048     47,574       4,474       9%       9%
   Pawn service
    fees            58,253     52,137       6,116      12%      23%
   Short-term
    loan and
    credit
    services fees   44,518     47,484      (2,966)     (6)%     (5)%
   Other             2,449      2,739        (290)    (11)%    (10)%
                 ---------- ----------  ----------
                 $ 261,418  $ 239,732   $  21,686       9%      16%
                 ========== ==========  ==========

                    FIRST CASH FINANCIAL SERVICES, INC.
                     OPERATING INFORMATION (CONTINUED)

 The following table details pawn receivables, short-term loan receivables, and active CSO loans outstanding from an independent third-
 party lender as of September 30, 2009, as compared to September 30, 2008
 (unaudited, in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

                                                             Increase/
                      Balance at                            (Decrease)
                     September 30,                           Constant
                 ---------------------                       Currency
                    2009       2008     Increase/(Decrease)    Basis
                    ----       ----     ------------------- ----------
 Domestic
  customer
  receivables and
  CSO loans
  outstanding:
   Pawn
    receivables  $  31,237  $  26,761   $   4,476      17%      17%
   Short-term
    loan
    receivables,
    net of
    allowance        4,476      4,678        (202)     (4)%     (4)%
   CSO short-term
    loans held by
    independent
    third-party
    (1)             11,868     12,311        (443)     (4)%     (4)%
                 ---------- ----------  ----------

                    47,581     43,750       3,831       9%       9%
                 ---------- ----------  ----------

 Foreign customer
  receivables:
   Pawn
    receivables     28,348     23,421       4,927      21%      38%
   Short-term
    loan
    receivables,
    net of
    allowance          936        860          76       9%      24%
                 ---------- ----------  ----------
                    29,284     24,281       5,003      21%      38%
                 ---------- ----------  ----------

 Total customer
  receivables and
  CSO loans
  outstanding:
   Pawn
    receivables     59,585     50,182       9,403      19%      27%
   Short-term
    loan
    receivables,
    net of
    allowance        5,412      5,538        (126)     (2)%     --
   CSO short-term
    loans held by
    independent
    third-party
    (1)             11,868     12,311        (443)     (4)%     (4)%
                 ---------- ----------  ----------
                 $  76,865  $  68,031   $   8,834      13%      19%
                 ========== ==========  ==========

 (1) CSO short-term loans outstanding are comprised of the principal portion of active CSO loans outstanding from an independent third-
 party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

                   FIRST CASH FINANCIAL SERVICES, INC.
                UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow and EBITDA are significant components in understanding and assessing the Company's financial performance. Since free cash flow and EBITDA are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow and EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow and EBITDA should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and short-term/payday loan customer receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (unaudited, in thousands):

                                                Trailing Twelve Months
                                                        Ended
                                                     September 30,
                                               -----------------------
                                                   2009        2008
                                                   ----        ----
 Cash flow from operating activities           $   68,517  $   44,410
 Cash flow from investing activities:
   Pawn and short-term loan receivables            (7,390)    (15,421)
   Purchases of property and equipment            (17,322)    (19,655)
                                               ----------- -----------
      Free cash flow                           $   43,805  $    9,334
                                               =========== ===========

                  FIRST CASH FINANCIAL SERVICES, INC.
         UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

EBITDA

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (unaudited, in thousands):

                                                Trailing Twelve Months
                                                        Ended
                                                     September 30,
                                               -----------------------
                                                   2009        2008
                                                   ----        ----

 Income from continuing operations             $   40,586  $   36,970

 Adjustments:
   Income taxes                                    24,005      21,491
   Depreciation and amortization                   10,119      10,315
   Interest expense                                   887         665
   Interest income                                    (76)        (61)
                                               ----------- -----------
 Earnings from continuing operations before
  interest, income taxes, depreciation and
  amortization                                 $   75,521  $   69,380
                                               =========== ===========

 EBITDA margin calculated as follows:
   Total revenue from continuing operations    $  352,278  $  318,668
   Earnings from continuing operations before
    interest, income taxes, depreciation and
    amortization                                   75,521      69,380
                                               ----------- -----------
   EBITDA as a percent of revenue                      21%         22%
                                               =========== ===========

Constant Currency

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted in Mexican pesos. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior year period (September 30, 2008) of 10.9 to 1 was used, compared to the current end of period (September 30, 2009) exchange rate of 13.5 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended September 30, 2008 was 10.3 to 1, compared to the current quarter rate of 13.3 to 1. The average exchange rate for the prior-year nine-month period ended September 30, 2008 was 10.5 to 1, compared to the current year-to-date rate of 13.7 to 1.

CONTACT:  First Cash Financial Services, Inc.
          Rick Wessel, Vice Chairman and Chief Executive Officer
          Doug Orr, Executive Vice President and
           Chief Financial Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com